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         UNITED STATES                  ---------------------------------------------
SECURITIES AND EXCHANGE COMMISSION                     OMB APPROVAL
     WASHINGTON, D.C. 20549             ---------------------------------------------
                                        OMB Number:                         3235-0145
                                        Expires:                    December 31, 1997
                                        Estimated average burden
                                        hours per response......................14.90
                                        ---------------------------------------------
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                                     SCHEDULE 13G


                      UNDER THE SECURITIES EXCHANGE ACT OF 1934

                           (AMENDMENT NO.       2         )*
                                          ----------------

                                    SuperGen, Inc.
-------------------------------------------------------------------------------
                                   (NAME OF ISSUER)


                                     Common Stock
-------------------------------------------------------------------------------
                            (TITLE OF CLASS OF SECURITIES)


                                     868 059 106
-------------------------------------------------------------------------------
                                    (CUSIP NUMBER)


*The remainder of this cover page shall be filled out for a reporting person's initial filing of this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SEC 1745 (2-95)

                                  Page 1 of 7 Pages

-----------------------                                  -------------------
 CUSIP NO. 868 059 106                  13G               PAGE 2 OF 7 PAGES
-----------------------                                  -------------------

-------------------------------------------------------------------------
   1    NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Joseph Rubinfeld
-------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)   / /
                                                               (b)   /X/
-------------------------------------------------------------------------
   3    SEC USE ONLY

-------------------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION

        United States of America
-------------------------------------------------------------------------
                     5   SOLE VOTING POWER

    NUMBER OF            55,000**(BENEFICIAL OWNERSHIP OF 35,000 OF THESE
     SHARES              SHARES IS DISCLAIMED)
  BENEFICIALLY      -----------------------------------------------------
    OWNED BY         6   SHARED VOTING POWER
      EACH
    REPORTING            1,677,500
   PERSON WITH      -----------------------------------------------------
                     7   SOLE DISPOSITIVE POWER

                         55,000**(BENEFICIAL OWNERSHIP OF 35,000 OF THESE
                         SHARES IS DISCLAIMED)
                    -----------------------------------------------------
                     8   SHARED DISPOSITIVE POWER

                         1,677,500
                    -----------------------------------------------------
   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        2,222,083**(BENEFICIAL OWNERSHIP OF 35,000 OF THESE SHARES IS
        DISCLAIMED)
-------------------------------------------------------------------------
   10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*
-------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        11.3%**
-------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON*

        IN
-------------------------------------------------------------------------

                       *SEE INSTRUCTION BEFORE FILLING OUT

-----------------------                                  -------------------
 CUSIP NO. 868 059 106                  13G               PAGE 3 OF 7 PAGES
-----------------------                                  -------------------

-------------------------------------------------------------------------
   1    NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Loretta Rubinfeld
-------------------------------------------------------------------------
   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a)   / /
                                                               (b)   /X/
-------------------------------------------------------------------------
   3    SEC USE ONLY

-------------------------------------------------------------------------
   4    CITIZENSHIP OR PLACE OF ORGANIZATION

        United States of America
-------------------------------------------------------------------------
                     5   SOLE VOTING POWER

    NUMBER OF            0
     SHARES         -----------------------------------------------------
  BENEFICIALLY       6   SHARED VOTING POWER
    OWNED BY
      EACH               1,677,500
    REPORTING       -----------------------------------------------------
   PERSON WITH       7   SOLE DISPOSITIVE POWER

                         0
                    -----------------------------------------------------
                     8   SHARED DISPOSITIVE POWER

                         1,677,500
-------------------------------------------------------------------------
   9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,712,500**(BENEFICIAL OWNERSHIP OF 35,000 OF THESE SHARES IS
        DISCLAIMED)
-------------------------------------------------------------------------
   10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*

-------------------------------------------------------------------------
   11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        8.9%**
-------------------------------------------------------------------------
   12   TYPE OF REPORTING PERSON*

        IN
-------------------------------------------------------------------------

                         *SEE INSTRUCTION BEFORE FILLING OUT

   CUSIP No. 868 059 106                                   Page 4 of 7 Pages

ITEM 1.
     (a)  Name of Issuer
          SuperGen, Inc.

     (b)  Address of Issuer's Principal Executive Offices
          Two Annabel Lane, Suite 220
          San Ramon, CA  94583
ITEM 2.
     (a)  Name of Person Filing
          Joseph Rubinfeld and Loretta Rubinfeld, husband and wife

     (b) Address of Principal Business Office or, if none, Residence SuperGen, Inc.
          Two Annabel Lane, Suite 220
          San Ramon, CA  94583

     (c)  Citizenship
          United States of America

     (d)  Title of Class of Securities
          Common Stock

     (e)  CUSIP Number
          868 059 106

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON IS A:

     (a)  / /  Broker or Dealer registered under Section 15 of the Act

     (b)  / /  Bank as defined in section 3(a)(6) of the Act

     (c)  / /  Insurance Company as defined in section 3(a)(19) of the Act

     (d) / / Investment Company registered under section 8 of the Investment Company Act

     (e) / / Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

     (f) / / Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund, see Section 240.13d-1(b)(1)(ii)(F)

     (g)  / /  Parent Holding Company, in accordance with Section
               240.13d-1(b)(ii)(G) (Note: See Item 7)

     (h)  / /  Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)

   CUSIP No. 868 059 106                                   Page 5 of 7 Pages

ITEM 4.  OWNERSHIP
     (a)  Amount Beneficially Owned
          Joseph Rubinfeld--2,222,083 shares**
          Loretta Rubinfeld--1,712,500 shares**

     (b)  Percent of Class
          Joseph Rubinfeld--11.3%** of the outstanding shares of Common Stock of Issuer, based on 19,216,371 shares of Issuer's Common Stock outstanding as of October 30, 1997, according to Issuer's quarterly report on Form 10-Q for the quarter ended September 30, 1997, filed November 14, 1997 (the "Third Quarter 10-Q").

          Loretta Rubinfeld--8.9%** of the outstanding shares of Common Stock of Issuer, based on 19,216,371 shares of Issuer's Common Stock outstanding as of October 30, 1997, according to the Third Quarter 10-Q.

     (c)  Number of shares as to which such person has:

                (i) sole power to vote or to direct the vote
                    Joseph Rubinfeld                             55,000 SHARES**
                    Loretta Rubinfeld                                 0 SHARES

               (ii) shared power to vote or to direct the vote
                    Joseph Rubinfeld                          1,677,500 SHARES
                    Loretta Rubinfeld                         1,677,500 SHARES

              (iii) sole power to dispose or direct the disposition of
                    Joseph Rubinfeld                             55,000 SHARES**
                    Loretta Rubinfeld                                 0 SHARES

               (iv) shared power to dispose or direct the disposition of
                    Joseph Rubinfeld                          1,677,500 SHARES
                    Loretta Rubinfeld                         1,677,500 SHARES

** BENEFICIAL OWNERSHIP OF 35,000 OF THESE SHARES REGISTERED IN THE NAME OF JOSEPH AND LORETTA RUBINFELD AS CUSTODIANS UNDER THE CALIFORNIA UNIFORM TRANSFERS TO MINORS ACT IS DISCLAIMED AS SET FORTH ON PAGES 2 AND 3 OF THIS SCHEDULE. 20,000 SHARES ARE REGISTERED TO JOSEPH RUBINFELD, INDIVIDUALLY, AND THESE SHARES ARE NOT INCLUDED IN THE AGGREGATE NUMBER OF SHARES BENEFICIALLY OWNED BY LORETTA RUBINFELD, HIS WIFE, NOTWITHSTANDING THE COMMUNITY PROPERTY LAWS OF THE STATE OF CALIFORNIA. 1,677,500 SHARES OWNED JOINTLY BY REPORTING PERSONS ARE REGISTERED TO JOSEPH AND LORETTA RUBINFELD. ALSO REPORTED IN THE AGGREGATE NUMBER OF SHARES BENEFICIALLY OWNED BY JOSEPH RUBINFELD BUT NOT BY LORETTA RUBINFELD ARE 364,583 SHARES WHICH MAY BE ACQUIRED WITHIN 60 DAYS OF DECEMBER 31, 1997 UPON EXERCISE OF A STOCK OPTION (PROVIDED, HOWEVER, THAT THE REMAINING 135,417 SHARES OF SUCH OPTION BECOME IMMEDIATELY FULLY VESTED AND EXERCISABLE IN THE EVENT OF THE EXERCISE OF ALL OF THE OUTSTANDING WARRANTS ISSUED IN CONNECTION WITH ISSUER'S INITIAL PUBLIC OFFERING OR IF A CHANGE OF CONTROL OF ISSUER OCCURS) AND 125,000 SHARES WHICH MAY BE ACQUIRED WITHIN 60 DAYS OF DECEMBER 31, 1997 UPON EXERCISE OF A STOCK OPTION.

   CUSIP No. 868 059 106                                   Page 6 of 7 Pages

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following / /.

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

          Not applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

          Not applicable

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

          Not applicable

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

          Not applicable

   CUSIP No. 868 059 106                                   Page 7 of 7 Pages


ITEM 10.

          Not applicable


                                      SIGNATURE

     Each of the undersigned hereby agrees that they are filing jointly pursuant to Rule 13d-1(f)(1) of the Securities Exchange Act of 1934, as amended, the Statement dated February 9, 1998 containing the information required by Schedule 13G for the shares of Common Stock of SuperGen, Inc. which they beneficially hold.

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                   February  9, 1998
                                   -------------------------------------------
                                                     Date


                                   /s/ Joseph Rubinfeld
                                   -------------------------------------------
                                                   Signature


                                   Joseph Rubinfeld, Chief Executive Officer,
                                   President and Chairman of the Board
                                   -------------------------------------------
                                                   Name/Title


                                   February  9, 1998
                                   -------------------------------------------
                                                     Date


                                   /s/ Loretta Rubinfeld
                                   -------------------------------------------
                                                   Signature


                                   Loretta Rubinfeld
                                   -------------------------------------------
                                                   Name/Title